Exhibit 10.1

Natera, Inc.
Amended Compensation Program for Non-Employee Directors

Amended Effective as of August 12, 2015

A.         Cash Compensation:  Annual cash retainers each paid quarterly, in arrears.

1.	Retainer for each non-employee member of the Board:	$ 35,000

2.	Additional retainer for Lead Independent Director:	$ 15,000

3.	Additional retainer for Chair of Audit Committee:	$ 15,000

4.	Additional retainer for Chair of Compensation Committee:	$ 12,000

5.	Additional retainer for Chair of Nominating and Corporate Governance Committee:	$ 10,000

6.	Additional retainer for non-Chair members of Audit Committee:	$ 7,500

7.	Addition retainer for non-Chair members of Compensation Committee:	$ 6,000

8.	Additional retainer for non-Chair member of Nominating and Corporate Governance Committee:	$ 5,000

B.         Equity Compensation

1.         Initial stock option grants.    The Compensation Committee will grant to each non-employee director who first becomes a member of the Board of Directors on or after the IPO date an “initial option” to purchase 16,530  shares of the Company’s Common Stock.  The grant will be made on or as soon as reasonably practicable after the date of his or her election.    The exercise price per share will be equal to the fair market value per share of the Company’s Common Stock on the date of grant.  Subject to the director’s continuous service on the Board, the initial option will vest and become exercisable with respect to 1/3rd of the shares at the end of each year following the director’s appointment to the Board, so that it will be fully vested and exercisable after 3 years of service.  The initial option will become fully vested and exercisable in the event that the Company is subject to a change in control.

2.         Annual stock option grants.  In each year beginning in 2016, the Compensation Committee will grant to each non-employee director who continues serving on the Board after the annual meeting of the Company’s stockholders an “annual option” to purchase 11,169 shares of the Company’s Common Stock.  The grant will be made on or as soon as reasonably practicable after the date of the annual meeting.  The exercise price per share will be equal to the fair market value per share of the

Company’s Common Stock on the date of grant.  Subject to the director’s continuous service on the Board, the annual option will vest and become exercisable in full on the earlier of (x) the date that is 12 months following the date of grant or (y) the date of the annual stockholder meeting next following the grant. The annual option will become fully vested and exercisable in the event that the Company is subject to a change in control. The foregoing notwithstanding, a new director who has received the initial option grant under Paragraph 1 above will not in the same calendar year receive an annual option grant under this Paragraph 2.

3.         Stock Plan.  Except as otherwise set forth above, the initial and annual options will be granted under and subject to the general terms and conditions of a stockholder-approved equity incentive plan of the Company and a form of stock option agreement thereunder.

C.         Election to Receive Annual Cash Compensation in the Form of Stock Options

For each calendar year beginning in 2016, each non-employee director may elect, in writing, to receive all or a portion of his or her annual cash retainer(s) in the form of fully vested options to purchase shares of the Company’s Common Stock (a “Retainer Option”). If elected, all such Retainer Options will be granted under and subject to the general terms and conditions of a  stockholder-approved equity incentive plan of the Company and a form of stock option agreement thereunder. Such fully vested Retainer Options will be granted by the Compensation Committee on a quarterly basis, in arrears, with such grants subject to the director’s continuous service on the Board on the date of grant.

Each Retainer Option will have an aggregate grant date fair value equal to the cash amount that would otherwise be paid for the applicable quarter, with the number of shares subject to such Retainer Option computed in accordance with the Black-Scholes model used by the Company for valuating options in its financial statements, rounded down for any partial share. Each such Retainer Option shall have a term of 10 years (subject to earlier expiration upon the termination of the director’s service) and shall have an exercise price equal to the closing price per share of the Company’s Common Stock on the grant date.

Any election to receive a Retainer Option in lieu of annual cash retainer(s) must be made by the non-employee director no later than December 31 of the calendar year preceding the year for which such cash retainer(s) would otherwise be earned, and such election will be irrevocable for such following calendar year. Notwithstanding the foregoing, a non-employee director who first becomes a member of the Board of Directors on or following January 1, 2016, may, within thirty (30) days after such director joins the Board of Directors, may make the election described in this section, with such election to be effective for services performed after the date the election is made.

D.         Expenses

The reasonable expenses incurred by directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation.